Exhibit 99.1

Investor Contact:	Randy Atkinson
(954) 308-7639
randalatkinson@spherion.com

Media Contact:	Lesly Cardec
(800) 422-3819
leslycardec@spherion.com
SPHERION ANNOUNCES ACQUISITION OF CFO EXECUTIVE SERVICES FIRM TATUM
FORT LAUDERDALE, Fla., February 1, 2010 — Spherion Corporation (NYSE: SFN) today announced the acquisition of Tatum, LLC (Tatum), a leading executive services firm focused on the office of the chief financial officer (CFO). Total consideration for the transaction is $46 million, comprised of $11 million in Spherion stock and the remainder in cash and assumed liabilities.
Commenting on the Tatum acquisition, Spherion president and CEO Roy Krause noted, “This acquisition represents another step in the execution of our stated strategy of increasing our higher-margin professional services business, while also expanding our presence in the C-level interim and consulting market. Tatum is well-known for their deep expertise and focus on the CFO and will complement our existing professional services business. As a result of this transaction, professional services revenues account for approximately 44% of total revenue. We also see significant opportunities for revenue growth through our combined relationships, while achieving cost synergies through the reduction of duplicative back-office functionality. We welcome the addition of Tatum’s senior management team to the Spherion family and look forward to their contributions as we become a leader in the C-level interim and consulting marketplace.”
“Both companies bring unique strengths to this merger,” said Rich D’Amaro, chairman and chief executive officer of Tatum. “Tatum will be able to leverage its C-level management and consulting service offerings across a much larger customer base and retain its partnership culture, while relying on Spherion’s back-office infrastructure.”
William Grubbs, Spherion’s executive vice president and chief operating officer, added, “Tatum’s focus on value-added services fits perfectly with Spherion’s commitment to delivering service excellence. With average billing rates of $190 and approximately 650 professionals, including over 400 CFO-level partners, Tatum, in combination with Mergis, Technisource and SourceRight, enhances our capability to provide seasoned CFOs and other highly skilled professionals to solve client challenges.”
SYNERGIES AND VALUATION
Tatum’s field operations will remain independent and its back-office operations will be consolidated into Spherion’s existing service center. The integration and consolidation are expected to be substantially completed by March 31, 2010.
Once the integration and consolidation are completed, there should be approximately $6 million of annualized cost savings. With this level of cost synergies, Spherion estimates that the purchase price of $46 million is approximately 5.5x estimated 2009 pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) of Tatum. Assuming 2010 revenues about flat with 2009 ($117 million) and realization of approximately 65% — 75% of the $6 million cost synergies, Tatum should be approximately $0.03 to $0.05 per share accretive to Spherion in 2010.

TRANSACTION DETAILS
Spherion will fund the transaction by utilizing its existing cash resources and revolving line of credit and by issuing approximately 1.8 million shares of Spherion common stock. Total borrowings after closing will be approximately $45 million with debt to capitalization of less than 15%.
Foros Securities LLC acted as exclusive financial advisor to Spherion.
INVITATION TO CONFERENCE CALL
Management will host its scheduled conference call February 4, 2010 at 9:00 a.m. Eastern time to discuss information contained in this release and to discuss fourth quarter 2009 operating results. Management will also discuss information that is currently posted in the Investor Relations section, Presentations page, of our website at www.Spherion.com. The presentation will be the basis during the conference call for management’s discussion of the acquisition. The call may be accessed in one of the following ways:
Via the Telephone:
Please dial 1-(800) 230-1766
The conference call leader is Roy Krause
The pass code: Spherion Earnings Call
Via the Internet:
You may access the call via the Internet through the Company’s Web site: www.spherion.com.
Replay:
A replay of the call will be available one hour after the live call has ended. You may listen to the replay of the call over the Internet through www.spherion.com.
ABOUT SPHERION
Spherion Corporation (NYSE:SFN) is a strategic workforce solutions company that provides recruiting, staffing, consulting and outsourcing specialties to meet the evolving needs of companies and job candidates. As an industry pioneer for more than 60 years, Spherion has sourced, screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs.
With approximately 575 locations in the United States and Canada, Spherion delivers strategic workforce solutions that improve business performance. Spherion provides its services to approximately 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing more than 160,000 people annually through its network, Spherion is one of North America’s largest employers, providing general staffing, technology services, professional services and outsourcing. To learn more, visit www.spherion.com.

This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — any significant economic downturn could result in lower revenues or a significant reduction in demand from our customers may result in a material impact on the results of our operations; Customers — a loss of customers may result in a material impact on our results of operations; Debt and debt compliance — market conditions and failure to meet certain requirements could impact our availability to borrow under our revolving lines of credit and the cost of our borrowings; Corporate strategy — we may not achieve the intended effects of our business strategy; Termination provisions — certain contracts contain termination provisions and pricing risks; Failure to perform — our failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; Acquisitions — managing or integrating past and future acquisitions may strain our resources; Business interruptions — natural disasters or failures with hardware, software or utilities could adversely affect our ability to complete normal business processes; Tax filings — regulatory challenges to our tax filing positions could result in additional taxes; Personnel — our business is dependent upon the availability of qualified personnel and we may lose key personnel which could cause our business to suffer; Litigation — we may be exposed to employment—related claims and costs and we are a defendant in a variety of litigation and other actions from time to time; Government regulation — government regulation may significantly increase our costs; International operations — we are subject to business risks associated with our operations in Canada, which could make those operations significantly more costly; and Common stock — the price of our common stock may fluctuate significantly, which may result in losses for our investors, and further decreases in the Company’s common stock price and market capitalization may impact our ability to comply with the NYSE continued listing standards. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.